UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Valhi, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 12, 2010

To our Stockholders:

You are cordially invited to attend the 2010 annual meeting of stockholders of Valhi, Inc., which will be held on Thursday, May 27, 2010, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Steven L. Watson
President and Chief Executive Officer

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2010

To the Stockholders of Valhi, Inc.:

The 2010 annual meeting of stockholders of Valhi, Inc. will be held on Thursday, May 27, 2010, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)	to elect the seven director nominees named in the proxy statement to serve until the 2011 annual meeting of stockholders; and

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2010 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 12, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 27, 2010.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009) are available atwww.valhi.info/investor.

Page

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

Ownership of Valhi
Ownership of Related Companies

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2009 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Executive Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2011 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2009 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2009
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
CompX Loan from TFMC
Related Party Loans for Cash Management Purposes
Data Recovery Program
Provision of Utility Services to TIMET
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2009 ANNUAL REPORT ON FORM 10-K

STOCKHOLDERS SHARING THE SAME ADDRESS

REQUEST COPIES OF THE 2009 ANNUAL REPORT AND THIS PROXY STATEMENT

GLOSSARY OF TERMS

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Investor Services, L.L.C., our stock transfer agent and registrar.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures security products, furniture components and performance marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Norman S. Edelcup, Thomas E. Barry, W. Hayden McIlroy and J. Walter Tucker, Jr.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, bar products, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide products.

“named executive officer” means any person named in the 2009 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held subsidiaries that is a diversified holding company with principal investments in Kronos Worldwide and CompX.

“non-management directors” means the following directors who are not one of our executive officers: Norman S. Edelcup, Thomas E. Barry, W. Hayden McIlroy and J. Walter Tucker, Jr.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2010, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2010 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of ours.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metal products and that through March 31, 2007 we accounted for on our financial statements using the equity method.

“Tremont” means Tremont LLC, one of our wholly owned subsidiaries.

“Valhi,” “us,” “we” or “our” means Valhi, Inc.

“VHC” means Valhi Holding Company, one of our parent corporations.

“WCS” means Waste Control Specialists LLC, an indirect privately held subsidiary of ours that is engaged in the waste management industry.

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2010 annual meeting of stockholders to be held on Thursday, May 27, 2010, and at any adjournment or postponement of the meeting.    We are furnishing our proxy materials to holders of our common stock as of the close of business on March 31, 2010.  We began distributing a notice of internet availability of our proxy materials to the “street name” holders of our common stock (i.e. shares held in the name of a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary) and mailing our proxy materials to the record holders of our common stock (i.e. shares held directly and not through a broker or other nominee) on or about on or about April 12, 2010.  The proxy materials include:

•	the accompanying notice of the 2010 annual meeting of stockholders;

•	this proxy statement; and

•	our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We are furnishing our 2009 annual report to all of our stockholders entitled to vote at the 2010 annual meeting.  We are not incorporating the 2009 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of the seven directors named in this proxy statement and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director named in this proxy statement.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 113,603,955 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

A:
This year we are using the SEC notice and access rules to furnish proxy materials over the internet to our shareholders who hold our common stock through a brokerage firm or other nominee.  If you hold your shares through a brokerage firm or other nominee, you can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2009 annual report to stockholders and a voting instruction form.  If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:           How do I vote if I am a stockholder of record?

A:	If you own shares of our common stock directly rather than through a brokerage firm or other nominee, you are a stockholder of record. As a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/VHI;

•	vote by telephone using the voting procedures set forth on the proxy card;

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

If you are a stockholder of record and execute a proxy card but do not indicate how you would like your shares voted for one or more of the director nominees named in this proxy statement, the agents will vote FOR the election of each such director nominee.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the meeting.

Q:           How do I vote if my shares are held by a brokerage firm or other nominee?

A:
If your shares are held by a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you receive from your brokerage firm or other nominee.  Under the applicable rules of the NYSE, brokerage firms or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. This year the rules regarding how brokerage firms or other nominees may vote your shares have changed.  Brokerage firms or other nominees may no longer vote your shares on the election of a director nominee in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee, your brokerage firm or other nominee may not vote with respect to the election of such director nominee and your vote will be counted as a “broker/nominee non-vote.” “Broker/nominee non-votes” are shares that are held with a brokerage firm or other nominee for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter in the absence of instructions from the beneficial holder.  A broker/nominee non-vote regarding a particular director nominee will not be counted as a vote cast and, therefore, will not affect the election of such director nominee.

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.

Q:           How do I change or revoke my proxy instructions if I am a stockholder of record?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/VHI;

•	using the telephone voting procedures set forth on the proxy card; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my voting instructions if my shares are held by a brokerage firm or other nominee?

A:
If your shares are held by a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  Votes withheld from a director nominee and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive the plurality of affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

VHC directly held approximately 92.2% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote FOR the election of each of the director nominees named in this proxy statement.  If VHC attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

SECURITY OWNERSHIP

Ownership of Valhi.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known by us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	180,432	(4)	*
Valhi Holding Company (3)	104,773,316	(4)	92.2%
TIMET Finance Management Company (3)	1,269,943	(4)	1.1%
Contran Corporation (3)	381,847	(4)(5)	*
Harold Simmons Foundation, Inc. (3)	1,006,500	(4)	*
Annette C. Simmons (3)	203,065	(4)	*
The Combined Master Retirement Trust (3)	115,000	(4)	*
The Annette Simmons Grandchildren’s Trust (3)	31,800	(4)	*
	107,961,903	(4)	95.0%

Thomas E. Barry	14,000		*
Norman S. Edelcup	40,000		*
W. Hayden McIlroy	6,500	(6)	*
Glenn R. Simmons	30,078	(4)(7)	*
J. Walter Tucker, Jr.	254,725	(4)(8)	*
Steven L. Watson	28,246	(4)	*
William J. Lindquist	-0-	(4)	-0-
Robert D. Graham	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-
All our directors and executive officers as a group (15 persons)	108,426,618	(4)(5)(6)(7)(8)(9)	95.4%

——————————
*           Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)
The percentages are based on 113,603,955 shares of our common stock outstanding as of the record date.  NL and a wholly owned subsidiary of NL directly own 3,604,790 and 1,186,200 shares of our common stock, respectively.  NL is one of our majority owned subsidiaries and pursuant to Delaware law we treat these shares as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of our common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

(3)
The business address of VHC, Contran, the Foundation, the CMRT, Harold C. and Annette C. Simmons and The Annette Simmons Grandchildren’s Trust is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware  19801.

(4)
TIMET is the direct holder of 100% of the outstanding shares of TFMC common stock.  VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, we and the Foundation are the holders of approximately 26.2%, 12.0%, 8.6%, 4.1%, 0.8%, 0.5% and less than 0.1%, respectively, of the outstanding shares of TIMET common stock.  NL’s percentage ownership of TIMET common stock includes approximately 0.3% directly held by a wholly owned subsidiary of NL.

Dixie Rice is the direct holder of 100% of the outstanding shares of common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding shares of common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds less than 0.1% of the outstanding shares of TIMET common stock and approximately 0.9% of the outstanding shares of our common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

The CDCT directly holds approximately 0.3% of the outstanding shares of our common stock.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 8.6% of the outstanding shares of TIMET common stock and approximately 0.1% of the outstanding shares of our common stock.  Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  J. Walter Tucker, Jr. is also a member of this trust’s investment committee.  Contran selects the trustee and members of this trust’s investment committee.  All of our executive officers are participants in one or more of the employee defined benefit plans that invest through this trust.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is chairman of the board and chief executive officer of NL and the chairman of the board of each of Kronos Worldwide, TIMET, us, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CDCT or the CMRT.  Mr. Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by VHC, TFMC, the Foundation, the CMRT or NL or its subsidiaries.

All of our directors or executive officers who are also directors or executive officers of VHC, TFMC, Contran, the Foundation or their parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons.  She is the direct owner of 292,225 shares of NL common stock, 21,575,875 shares of TIMET common stock and 203,065 shares of our common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 15,432 shares of TIMET common stock and 31,800 shares of our common stock.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares this trust directly holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Harold C. Simmons is the direct owner of 881,600 shares of NL common stock, 7,421,787 shares of TIMET common stock and 180,432 shares of our common stock.

Contran is the sole owner of our 6% series A preferred stock and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock.  Messrs. Harold and Glenn Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

NL has pledged 2,500,000 shares of Kronos Worldwide common stock as security and 381,104 shares of CompX class A common stock as security.  VHC has pledged 8,577,160 shares of our common stock as security and 12,878,081 shares of TIMET common stock as security.

Shares owned by Contran or its related entities or their executive officers or directors may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations under these accounts.  Annette C. Simmons holds all of her 26,400 shares of CompX class A common stock, 292,225 shares of NL common stock and 203,065 shares of our common stock in a margin account at a brokerage firm.  The Annette Simmons Grandchildren’s Trust holds all of its 15,432 shares of TIMET common stock and 31,800 shares of our common stock in a margin account at a brokerage firm.  A family partnership of which W. Hayden McIlroy is a general partner holds 6,500 shares of our common stock and 3,000 shares of TIMET common stock in a margin account at a brokerage firm.

The business address of Contran and TIMET is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(5)
Includes 366,847 shares of our common stock that the CDCT holds directly.  Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

(6)	A family partnership of which Mr. McIlroy is a general partner holds these shares.

(7)
The shares of common stock shown as beneficially owned by Glenn R. Simmons include 1,500 shares his wife holds and 1,100 shares she holds in her retirement account, with respect to all of which shares he disclaims beneficial ownership.

(8)
The shares of common stock shown as beneficially owned by J. Walter Tucker, Jr. include 200,000 shares his wife holds, with respect to which he disclaims beneficial ownership, and 19,035 shares held by a corporation of which he is the sole stockholder.

(9)
The shares of our common stock shown as beneficially owned by such group include 90,000 shares such group has the right to acquire upon the exercise of stock options that such group may exercise within 60 days subsequent to the record date.  These stock options expire on May 11, 2010.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of Kronos Worldwide and NL.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and NL common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			NL Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Harold C. Simmons	235,509	(4)	*	881,600	(4)	1.8%
Valhi, Inc.	28,995,021	(4)	59.2%	40,387,531	(4)	83.1%
NL Industries, Inc.	17,609,635	(4)	36.0%	n/a		n/a
TIMET Finance Management Company	79,567	(4)	*	222,100	(4)	*
Contran Corporation	2,686	(4)	*	-0-	(4)	-0-
Annette C. Simmons	54,856	(4)	*	292,225	(4)	*
	46,977,274	(4)	95.9%	41,783,456	(4)	85.9%

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	-0-	(4)	-0-
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-
Glenn R. Simmons	12,438	(4)	*	3,000	(4)	*
J. Walter Tucker, Jr.	-0-	(4)	-0-	-0-	(4)	-0-
Steven L. Watson	12,133	(4)	*	13,000	(4)	*
William J. Lindquist	-0-	(4)	-0-	-0-	(4)	-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-	-0-	(4)	-0-
All our directors and executive officers as a group (15 persons)	47,002,106	(4)	96.0%	41,799,956	(4)	86.0%

——————————
*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,970,549 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)	The percentages are based on 48,621,934 shares of NL common stock outstanding as of the record date.

(4)
See footnotes 2 and 4 to the Ownership of Valhi Table above for a description of certain relationships among the individuals, entities or groups appearing in this table.  All of our directors or executive officers disclaim beneficial ownership of any shares of Kronos Worldwide or NL common stock that we directly or indirectly hold.  All our directors or executive officers who are also directors or executive officers of TFMC and Contran or their parent companies disclaim beneficial ownership of the shares of Kronos Worldwide or NL common stock that such entities directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

See footnote 4 to the Ownership of Valhi Table for additional disclosure regarding pledged shares and shares held in margin accounts.

Ownership of CompX.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A and B common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock			CompX Class B Common Stock (1)			CompX Class A and Class B Common Stock Combined
Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Percent of Class (2)(3)

Harold C. Simmons	333,648	(4)	14.1%	-0-	(4)	-0-	2.7%
NL Industries, Inc.	755,104	(4)	31.9%	10,000,000	(4)	100.0%	86.9%
Annette C. Simmons	26,400	(4)	1.1%	-0-	(4)	-0-	*
	1,115,152	(4)	47.0%	10,000,000	(4)	100.0%	89.9%

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Norman S. Edelcup	7,000	(4)	*	-0-	(4)	-0-	*
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Glenn R. Simmons	29,500	(4)(5)(6)	1.2%	-0-	(4)	-0-	*
J. Walter Tucker, Jr.	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Steven L. Watson	17,000	(4)(5)	*	-0-	(4)	-0-	*
William J. Lindquist	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Bobby D. O’Brien	300	(4)	*	-0-	(4)	-0-	*
All our directors and executive officers as a group (15 persons)	1,169,152	(4)(5)(6)	49.1%	10,000,000	(4)	100.0%	90.2%

——————————
*           Less than 1%.

(1)
Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes.  In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.

(2)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(3)	The percentages are based on 2,370,307 shares of CompX class A common stock outstanding as of the record date and 10,000,000 shares of CompX class B common stock outstanding as of the record date.

(4)
See footnotes 2 and 4 to the Ownership of Valhi Table above and footnote 4 to the Ownership of Kronos Worldwide and NL Table above for a description of certain relationships among the individuals, entities or groups appearing in this table.  All of our directors or executive officers disclaim beneficial ownership of any shares of CompX class A or class B common stock that that we directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

See footnote 4 to the Ownership of Valhi Table for additional disclosure regarding pledged shares and shares held in margin accounts.

(5)
The shares of CompX class A common stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of CompX Class A Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2010

Glenn R. Simmons	4,000
Steven L. Watson	6,000

(6)	The shares of CompX class A common stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds, with respect to which he disclaims beneficial ownership.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at seven and recommends the seven director nominees named in this proxy statement for election at our 2010 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2011 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2010 annual meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  All of our nominees have extensive senior management and policy-making experience.  Each of the nominees has served on our board of directors for at least five years and is knowledgeable about our business.  Each of our independent directors is financially literate.  The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Thomas E. Barry, age 66, has served on our board of directors since 2000.  Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 2005.  Dr. Barry has also served as a director of Keystone and a member of its audit committee and management development and compensation committee since 2008 and previously served as a director of Keystone in 2005 and prior years.  He is a member of our audit committee and management development and compensation committee.

Dr. Barry has over nine years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from another publicly held corporation affiliated with us for which he currently serves.

Norman S. Edelcup, age 74, has served on our or certain of our predecessors’ boards of directors since 1975.  Since 2003, he has served as mayor of Sunny Isles Beach, Florida.  He also has served as a trustee for the Baron Funds, a mutual fund group, since prior to 2005.  Since 2007, he has served as a director of Marquis Bank located in North Miami Beach, Florida.  From 2001 to 2004, Mr. Edelcup served as senior vice president of Florida Savings Bancorp.  He served as senior vice president of Item Processing of America, Inc., a processing service bureau, from 1999 to 2000 and as chairman of the board from 1989 to 1998.  Mr. Edelcup is a certified public accountant and served as senior vice president and chief financial officer of Avatar Holdings, Inc. (formerly GAC Corporation), a real estate development firm, from 1976 to 1983; vice chairman of the board, senior vice president and chief financial officer of Keller Industries, Inc., a building products manufacturer, from 1968 to 1976; and as a senior accountant with Arthur Andersen & Co., a public accounting firm, from 1958 to 1962.  He has served as a director of CompX since 2006 and is chairman of its audit committee.  He is chairman of our audit committee and management development and compensation committee.

Mr. Edelcup has over 34 years of experience on the board of directors of us or our predecessors and over 14 years on our audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting experience as the mayor of a city for which he currently serves and from other publicly and privately held entities for which he currently serves or formerly served.

W. Hayden McIlroy, age 70, has served on our board of directors since 2003.  He is a private investor, primarily in real estate.  From 1975 to 1986, Mr. McIlroy was the owner and chief executive officer of McIlroy Bank and Trust in Fayetteville, Arkansas.  He also founded other businesses, primarily in the food and agricultural industries.  Mr. McIlroy is a member of our audit committee.

Mr. McIlroy has over six years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a privately held bank and other privately held entities for which he formerly served.

Glenn R. Simmons, age 82, has served on our or certain of our predecessors’ boards of directors since 1980.  Since prior to 2005, Mr. Simmons has been vice chairman of the board of us and Contran, chairman of the board of CompX and Keystone and on the board of directors of Kronos Worldwide, NL and TIMET since prior to 2005.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to us and Contran since 1969.  He is a member of our executive committee and a brother of Harold C. Simmons.

Mr. Simmons has a long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

Harold C. Simmons, age 78, has served on our or certain of our predecessors’ boards of directors since 1980.  Mr. Simmons has been chairman of the board of us, Contran and Kronos Worldwide and chairman of the board and chief executive officer of NL since prior to 2005.  Mr. Simmons served as chief executive officer of Kronos Worldwide from prior to 2005 to February 2009.  He also has served as chairman of the board of TIMET since 2005, its chief executive officer from 2005 to 2006 and its vice chairman of the board from 2004 to 2005.  Mr. Simmons has been an executive officer or director of various companies related to us and Contran since 1961.  He serves as chairman of our executive committee and is a brother of Glenn R. Simmons.

Mr. Simmons has a long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

J. Walter Tucker, Jr., age 84, has served on our or certain of our predecessors’ boards of directors since 1982.  Mr. Tucker has been the president, treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company since prior to 2005.  In 2005 and prior years, he served as vice chairman of the board of Keystone.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Tucker has been an executive officer or director of various companies related to us and Contran since 1982.

Mr. Tucker has over 27 years of experience on our board of directors.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from publicly and privately held companies for which he currently serves or formerly served.

Steven L. Watson, age 59, has served on our board of directors since 1998.  Mr. Watson has been our chief executive officer since 2002 and our president since 1998.  He has served as Contran’s president and a director of Contran since prior to 2005.  He has also served as chief executive officer of Kronos Worldwide since February 2009 and its vice chairman of the board since 2004 and TIMET’s vice chairman of the board since 2005 and its chief executive officer from 2006 to December 2009.  Since prior to 2005, Mr. Watson has served as a director of CompX, Keystone and NL.  Mr. Watson has served as an executive officer or director of various companies related to us and Contran since 1980.  Mr. Watson serves as a member of our executive committee.

Mr. Watson has a long and extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	78	Chairman of the Board
Glenn R. Simmons	82	Vice Chairman of the Board
Steven L. Watson	59	President and Chief Executive Officer
William J. Lindquist	53	Senior Vice President
Robert D. Graham	54	Vice President
J. Mark Hollingsworth	58	Vice President and General Counsel
Kelly D. Luttmer	46	Vice President and Tax Director
Bobby D. O’Brien	52	Vice President and Chief Financial Officer
John A. St. Wrba	53	Vice President and Treasurer
Gregory M. Swalwell	53	Vice President and Controller
A. Andrew R. Louis	49	Secretary

William J. Lindquist has served as our senior vice president since 1998.  Since prior to 2005, he has served as senior vice president and a director of Contran.  Since 2007, he has also served as the chief executive officer of WCS.  Mr. Lindquist has served as an executive officer or director of various companies related to us and Contran since 1980.

Robert D. Graham has served as our vice president since 2002.  Mr. Graham has also served as Kronos Worldwide’s executive vice president and general counsel since May 2009 and its vice president and general counsel from prior to 2005 to May 2009.  Since prior to 2005, he has served as vice president and general counsel of NL and vice president of Contran.  He has been executive vice president of TIMET since 2006 and its vice president from prior to 2005 to 2006.

J. Mark Hollingsworth has served as our vice president and general counsel since 1998.  Since prior to 2005, he has also served as Contran’s vice president and general counsel and CompX’s and Keystone’s general counsel.  He has served as vice president of CompX since 2007 and vice president of Keystone since 2009.  Mr. Hollingsworth has served as legal counsel of various companies related to us and Contran since 1983.

Kelly D. Luttmer has served as our vice president and tax director since 2004.  She also has served as vice president and tax director CompX, Contran, Kronos Worldwide and NL since prior to 2005 and vice president and tax director of TIMET since 2006.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Bobby D. O’Brien has served as our vice president and chief financial officer since 2004.  He has also served as chief executive officer of TIMET since December 2009, president of TIMET since 2007 and vice president and chief financial officer of Contran since prior to 2005.  From 2006 to 2007, he served as executive vice president and chief financial officer of TIMET and vice president of TIMET from prior to 2005 to 2006.  In 2005 and prior years, he served as our treasurer.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

John A. St. Wrba has served as our vice president and treasurer since 2005.  Since prior to 2005, he has also served as vice president and treasurer of Contran, Kronos Worldwide and NL.  He has also been vice president and treasurer of TIMET since 2006.

Gregory M. Swalwell has served as vice president and controller of us and Contran since 1998.  He has also served as Kronos Worldwide’s executive vice president and chief financial officer since May 2009 and its vice president and chief financial officer from prior to 2005 to May 2009.  Since prior to 2005, he has served as vice president, finance and chief financial officer of NL and vice president of TIMET.  Mr. Swalwell has served in financial and accounting positions with various companies related to us and Contran since 1988.

A. Andrew R. Louis has served as secretary of us, CompX and Contran since 1998 and secretary of Kronos Worldwide and NL since 2006.  He served as secretary of TIMET from 2006 to 2008.  Mr. Louis has served as legal counsel of various companies related to us and Contran since 1995.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of VHC’s ownership of approximately 92.2% of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees.  While we have a majority of independent directors, we have chosen not to have an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Thomas E. Barry, Norman S. Edelcup, W. Hayden McIlroy and J. Walter Tucker, Jr. are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

In determining that Dr. Barry has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

•	in 2007, Harold C. and Annette C. Simmons made a commitment to donate $20 million to Southern Methodist University, of which Dr. Barry is a vice president;

•	pursuant to the commitment they contributed, or caused to be contributed, $7.7 million in each of 2008 and 2009; and

•	$7.7 million is less than 2.3% of SMU’s consolidated gross revenues and 3.3% of SMU’s consolidated gross revenues net of scholarship allowances for its most recently completed fiscal year.

2009 Meetings and Standing Committees of the Board of Directors.  The board of directors held three meetings and took action by written consent on two occasions in 2009.  Other than Mr. Tucker, each director participated in all of such meetings and of the 2009 meetings of the committees on which he served at the time.  Mr. Tucker attended 67% of such meetings.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All but one of our directors attended our 2009 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Norman S. Edelcup is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Norman S. Edelcup (chairman), Thomas E. Barry and W. Hayden McIlroy.  Our audit committee held six meetings in 2009.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve, administer and grant awards under our equity compensation plans; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1997 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Norman S. Edelcup (chairman) and Thomas E. Barry.  Our management development and compensation committee held one meeting in 2009.

Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage us, within the limits provided by Delaware statutes and the board of directors.  The current members of the executive committee are Harold C. Simmons (chairman), Glenn R. Simmons and Steven L. Watson.  The executive committee did not hold any meetings in 2009.

Risk Oversight.  Our board of directors oversees the actions we take in managing the material risks to which we are subject.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and on our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE listing standards.

Leadership Structure of the Board of Directors and Non-Management and Independent Director Meetings.  As discussed before, Harold C. Simmons serves as our chairman of the board and Steven L. Watson serves as our chief executive officer.  Pursuant to our amended and restated corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes its leadership structure is appropriate for a controlled company under the NYSE listing standards.  In 2009, we complied with the NYSE requirements for meetings of our non-management and independent directors.

Stockholder Proposals and Director Nominations for the 2011 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 13, 2010 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2011.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2011 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 28, 2011.  Proposals and nominations should be addressed to our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2009 the management development and compensation committee was composed of Norman S. Edelcup and Thomas E. Barry.  No member of the committee:

•	was an officer or employee of ours during 2009 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2009, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board and vice chairman of the board are on the board of directors of Contran and Contran employs each of them and Glenn R. Simmons, who each serve as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.valhi.net under the corporate governance section.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  For the last three years, all of our named executive officers were employed and compensated directly by, and also served as executive officers of, Contran.  For each of these years, we paid Contran fees to receive, among other things, the services of our named executive officers pursuant to certain ISAs between Contran and us or our privately held subsidiaries, which fees were approved in the aggregate by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  The nature of the duties of each of our named executive officers is consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Pursuant to certain other ISAs, each of CompX, Kronos Worldwide, NL and TIMET also paid fees to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.  Additionally, CompX, Kronos Worldwide, NL and TIMET each paid director fees in the form of cash and stock compensation to certain of our named executive officers who served on their boards of directors.  Other than these director fees, we did not pay any compensation directly to our named executive officers.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the five persons whose compensation is summarized in the Summary Compensation Table in this proxy statement.  Such phrase is not intended, and does not, refer to all of our executive officers.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2009 under these ISAs.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly and privately held subsidiaries.  For our named executive officers, the portion of the annual charge for each of the last three years paid to Contran under these ISAs attributable to each of their services is set forth in footnote 2 to the 2009 Summary Compensation Table in this proxy statement.  Footnote 2 also sets forth the cash fees paid to each of Messrs. Simmons and Watson for their director services.  The amount charged under these ISAs and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISAs with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s senior management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries, including us.  Contran’s senior management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (17% for 2009 as compared to 17% for 2008 and 19% for 2007) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor declined in 2008 as compared to 2007 as a result of Contran achieving additional economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charges as they deemed necessary for accuracy, overall reasonableness and fairness to each company.

Certain changes in the responsibilities of Mr. Lindquist resulted in substantial changes in the allocation of charges related to him over the three years presented in the 2009 Summary Compensation Table in this proxy statement.  Mr. Lindquist was appointed chief executive officer of WCS in November 2007.  As a result, Mr. Lindquist’s charge to Valhi in 2008 increased from his charge in 2007 as a result of an increase in his estimated time in 2008 being allocated to WCS, a subsidiary of Valhi.  At the same time, the allocation of Mr. Lindquist’s time to other Contran affiliates, including Kronos and NL, decreased.

In the first quarter of each year, the proposed charges for that year under the ISAs with us and our privately held subsidiaries were presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the aggregate charge under these ISAs.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us and our privately held subsidiaries, including the quality of the services our executive officers provide to us;

•	the $1.0 million charge to us and our privately held subsidiaries for the services of Harold C. Simmons for his service as our chairman of the board;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed aggregate ISA fee to us and our privately held subsidiaries, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed aggregate ISA fee after concluding that:

•
the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran under the ISAs with us and our privately held subsidiaries; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held sister or subsidiary company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran because:

o	each of our named executive officers provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under the ISAs with us and our privately held subsidiaries each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee as well as the concurrence of our chief financial officer, our independent directors approved the proposed aggregate annual ISA charge under the ISAs with us and our privately held subsidiaries effective January 1, 2009, with our other directors abstaining.

On March 26, 2007, we completed a special dividend of the TIMET common stock we owned to our stockholders.  For financial statement reporting purposes, we continued to account for our investment in TIMET common stock by the equity method of accounting through March 31, 2007.  Accordingly, the amounts we have disclosed in the 2009 Summary Compensation Table in this proxy statement for each named executive officer includes only one-fourth of such officer’s total 2007 annual charge to TIMET and none of such officer’s 2008 or 2009 annual charge to TIMET under the ISA between Contran and TIMET.

For financial reporting and income tax purposes, the ISA fees are expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Equity-Based Compensation.  Prior to 2007, we decided to forego the grant of any equity compensation other than the annual awards of stock to our non-management directors as a portion of their annual retainers.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2010, other than the annual grants of stock to our non-management directors.  See the Director Compensation section in this proxy statement for a discussion of these annual grants.  The dollar amount of stock awards appearing in the 2009 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of common stock that Kronos Worldwide and NL each granted to Messrs. Harold Simmons and Watson, and shares of class A common stock that CompX granted to Mr. Watson, in each of the last three years for director services.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Norman S. Edelcup Chairman of our Management Development and Compensation Committee	Thomas E. Barry Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2009 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2009.  All of our named executive officers were employees of Contran for the last three years and provided their services to us and our subsidiaries pursuant to ISAs.  For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

On March 26, 2007, we paid a special dividend to our stockholders in the form of all of the TIMET common stock we and Tremont owned.  After the special dividend, TIMET became a publicly held sister corporation of ours.  Accordingly, we have included in the table below only one-fourth of the charge for 2007 and none of the charge for 2008 and 2009 to TIMET under its ISA with Contran that was attributable to the services of our named executive officers.  As a result, the compensation for each of these years is not directly comparable.

2009 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Total

Harold C. Simmons	2009	$4,047,000	(2)	$21,920	(3)	$4,068,920
Chairman of the Board	2008	4,044,000	(2)	22,925	(3)	4,066,925
	2007	4,302,000	(2)	25,740	(3)	4,327,740

Steven L. Watson	2009	1,855,300	(2)	30,995	(3)	1,886,295
President and Chief Executive Officer	2008	1,773,200	(2)	31,985	(3)	1,805,185
	2007	1,745,300	(2)	44,090	(3)	1,789,390

William J. Lindquist	2009	1,281,000	(2)	-0-		1,281,000
Senior Vice President	2008	1,037,000	(2)	-0-		1,037,000
	2007	1,230,300	(2)	-0-		1,230,300

Robert D. Graham	2009	1,295,200	(2)	-0-		1,295,200
Vice President	2008	1,197,800	(2)	-0-		1,197,800
	2007	1,100,700	(2)	-0-		1,100,700

Bobby D. O’Brien	2009	950,200	(2)	-0-		950,200
Vice President and Chief Financial Officer	2008	950,200	(2)	-0-		950,200
	2007	997,600	(2)	-0-		997,600

——————————
(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2009 Summary Compensation Table as salary for each named executive officer represent the portion of the fees we and our subsidiaries paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries.  As further discussed in the Compensation Discussion and Analysis section of this proxy statement, the ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on the estimated percentage of time such individual spends fulfilling such duties.  The amounts shown in the table as salary for each of Messrs. Simmons and Watson also includes director cash compensation paid to him by our subsidiaries.  The components of salary shown in the 2009 Summary Compensation Table for each of our named executive officers are as follows.

	2007		2008		2009

Harold C. Simmons
ISA Fees:
CompX	$1,000,000		$1,000,000		$ 1,000,000
Kronos Worldwide	1,000,000		1,000,000		1,000,000
NL	1,000,000		1,000,000		1,000,000
Valhi	1,000,000		1,000,000		1,000,000
Director Fees Earned or Paid in Cash:
Kronos Worldwide	22,000		22,000		23,000
NL	24,000		22,000		24,000
	4,046,000		4,044,000		4,047,000
TIMET:
ISA Fee	250,000		-0-		-0-
Director Fees Earned or Paid in Cash	6,000		-0-		-0-
	$ 4,302,000		$ 4,044,000		$ 4,047,000

Steven L. Watson
ISA Fees:
CompX	$ 67,600		$ 81,100		$ 81,100
Kronos Worldwide	490,800	(a)	588,900	(a)	670,000	(a)
NL	347,400	(b)	416,900	(b)	416,900	(b)
Valhi	513,700	(c)	616,300	(c)	616,300	(c)
Director Fees Earned or Paid in Cash:
CompX	24,000		23,000		24,000
Kronos Worldwide	22,000		23,000		23,000
NL	24,000		24,000		24,000
	1,489,500		1,773,200		1,855,300
TIMET:
ISA Fee	249,800		-0-		-0-
Director Fees Earned or Paid in Cash	6,000		-0-		-0-
	$ 1,745,300		$ 1,773,200		$ 1,855,300

William J. Lindquist
ISA Fees:
CompX	$ 25,400		$ 24,400		$ 24,400
Kronos Worldwide	483,000	(a)	61,000		61,000
NL	201,900	(b)	24,400		24,400
Valhi	456,600	(c)	927,200	(c)	1,171,200	(c)
	1,166,900		1,037,000		1,281,000

TIMET	63,400		-0-		-0-
	$ 1,230,300		$ 1,037,000		$ 1,281,000

Robert D. Graham
ISA Fees:
CompX	$ 80,200		$ 97,400		$ 97,400
Kronos Worldwide	255,000	(a)	360,300	(a)	457,700	(a)
NL	450,700		486,900		486,900
Valhi	160,400	(c)	253,200	(c)	253,200	(c)
	946,300		1,197,800		1,295,200

TIMET	154,400		-0-		-0-
	$ 1,100,700		$ 1,197,800		$ 1,295,200

Bobby D. O’Brien
ISA Fees:
CompX	$ 48,800		$ 58,700		$ 58,700
Kronos Worldwide	73,200		88,000		88,000
NL	224,300	(b)	269,800	(b)	269,800	(b)
Valhi	444,000	(c)	533,700	(c)	533,700	(c)
	790,300		950,200		950,200

TIMET	207,300		-0-		-0-
	$ 997,600		$ 950,200		$ 950,200

——————————

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(b)	Includes amounts allocated to EWI, a wholly owned subsidiary of NL, under the ISA between Contran and NL.

(c)	Includes amounts Contran charged pursuant to ISAs to Medite Corporation, Tall Pines, Tremont or WCS, each a privately held subsidiary of ours.

(3)
Stock awards to these named executive officers in the last three years consisted of shares of CompX, Kronos Worldwide or NL common stock these companies granted to Messrs. Simmons and Watson for their services as directors of those companies.  See the 2009 Grants of Plan-Based Awards Table below for more details regarding the 2009 grants.

The 2008 and 2007 stock awards consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

Harold C. Simmons
500 shares of Kronos Worldwide common stock	May 15, 2008	$23.97	$11,985
1,000 shares of NL common stock	May 21, 2008	$10.94	10,940
			$22,925

500 shares of Kronos Worldwide common stock	May 17, 2007	$30.24	$15,120
1,000 shares of NL common stock	May 25, 2007	$10.62	10,620
			$25,740

Steven L. Watson
1,500 shares of CompX class A common stock	May 28, 2008	$6.04	$ 9,060
500 shares of Kronos Worldwide common stock	May 15, 2008	$23.97	11,985
1,000 shares of NL common stock	May 21, 2008	$10.94	10,940
			$31,985

1,000 shares of CompX class A common stock	May 30, 2007	$18.35	$18,350
500 shares of Kronos Worldwide common stock	May 17, 2007	$30.24	15,120
1,000 shares of NL common stock	May 25, 2007	$10.62	10,620
			$44,090

These stock awards were valued at the closing price of a share of the common stock on the date of grant.

2009 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards certain of our subsidiaries granted to certain of our named executive officers in 2009 for their services as directors of each corporation.  No other named executive officer received any plan-based awards from us or our subsidiaries in 2009.

2009 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons
Kronos Worldwide common stock (3)	May 14, 2009	January 1, 2004	1,500	$11,880
NL common stock (4)	May 12, 2009	January 1, 2004	1,000	10,040
				$21,920

Steven L. Watson
CompX common stock (5)	May 27, 2009	May 19, 2003	1,500	$ 9,075
Kronos Worldwide common stock (3)	May 14, 2009	January 1, 2004	1,500	11,880
NL common stock (4)	May 12, 2009	January 1, 2004	1,000	10,040
				$30,995

——————————
(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of CompX, Kronos Worldwide and NL, each director elected on the day of each such issuer’s annual stockholder meeting (other than CompX’s chief executive officer) receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their dates of grant, which closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

CompX class A common stock	May 27, 2009	$6.05
Kronos Worldwide common stock	May 14, 2009	$7.92
NL common stock	May 12, 2009	$10.04

(3)	Granted by Kronos Worldwide pursuant to its 2003 Long-Term Incentive Plan.

(4)	Granted by NL pursuant to its 1998 Long-Term Incentive Plan.

(5)	Granted by CompX pursuant to its 1997 Long-Term Incentive Plan.

Outstanding Equity Awards at December 31, 2009.  The following table provides information with respect to the outstanding stock options to purchase shares of our common stock or common stock of our subsidiaries and held by our named executive officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009 (1)

	Option Awards
Name	Number of Shares Underlying Unexercised Options at December 31, 2009 (#)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable

Steven L. Watson
CompX Stock Options (2)	2,000	-0-	$19.25	05/11/10
CompX Stock Options (2)	2,000	-0-	12.15	05/10/11
CompX Stock Options (2)	2,000	-0-	14.30	05/14/12

——————————
(1)	Certain non-applicable columns have been omitted from this table.

(2)
CompX granted these stock options to Mr. Watson for his director services.  These stock options are exercisable for shares of CompX class A common stock and vested at a rate of 20% on each of the first five anniversary dates of the date of grant of the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

Option Exercises and Stock Vested.  During 2009, no named executive officer exercised any stock options issued by us or a company consolidated with us while such company was a subsidiary or ours at the time of the exercise.  No named executive officer had any stock awards or shares vest in 2009.  For stock awards granted to Messrs. Harold Simmons and Watson in 2009 that had no vesting restrictions, see the 2009 Grants of Plan-Based Awards Table above.

Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our non-management directors are entitled to receive compensation for their services as directors.  Directors who received such compensation in 2009 were Thomas E. Barry, Norman S. Edelcup, W. Hayden McIlroy and J. Walter Tucker, Jr.

Our non-management directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement receive an annual retainer of $20,000, paid in quarterly installments (provided that if one person serves in both capacities only one such retainer is paid), and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments, for their service on the audit committee.  Members of our management development and compensation committee also receive an annual retainer of $2,000, paid in quarterly installments, for their service on that committee.  If a non-management director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our non-management directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2009 Grants of Plan-Based Awards Table, on the day of each annual stockholder meeting, each of our non-management directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.

The following table provides information with respect to compensation certain of our directors earned or received for their 2009 director services provided to us.

2009 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)		Stock Awards (3)		All Other Compensation		Total

Thomas E. Barry	$38,000		$10,530		$ -0-		$48,530
Norman S. Edelcup	48,000	(4)	10,530	(4)	-0-		58,530	(4)
W. Hayden McIlroy	35,000		10,530		-0-		45,530
Glenn R. Simmons (5)	-0-	(6)	-0-	(6)	320,200	(6)	320,200	(6)
J. Walter Tucker, Jr.	23,000		10,530		-0-		33,530

——————————
(1)
Certain non-applicable columns have been omitted from this table.  For compensation certain of our named executive officers earned or received for serving as directors of our subsidiaries, see the 2009 Summary Compensation Table.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2009.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $10.53 and May 28, 2009, respectively.

(4)
In addition to the director compensation disclosed in the table that Valhi paid him directly, Mr. Edelcup also receives compensation from CompX for his services as a director of CompX.  For 2009, Mr. Edelcup earned or received the following for his 2009 CompX director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total

Norman S. Edelcup	$47,000	$9,075	$56,075

——————————
(a)	Represents retainers and meeting fees Mr. Edelcup received or earned for his 2009 CompX director services.

(b)
Represents the value of 1,500 shares of CompX class A common stock CompX granted to Mr. Edelcup.  For the purposes of this table and financial statement reporting, this stock award was valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $6.05 and May 27, 2009, respectively.

(5)	As of December 31, 2009, Mr. Glenn Simmons held stock options exercisable for 4,000 shares of CompX class A common stock, which stock options were granted for director services rendered to CompX.

(6)
Mr. Glenn Simmons is an executive officer of ours who receives no additional compensation for serving as our director.  The amount shown in the table as all other compensation for him represents the portion of the 2009 fees we and our privately held subsidiaries paid pursuant to ISAs with Contran for his nondirector services.

In addition to such all other compensation disclosed in the table, CompX, Kronos Worldwide and NL also paid Mr. Glenn Simmons for his director services he provided to these corporations and paid 2009 ISA fees to Contran a portion of which was attributable to his nondirector services.  For 2009, the amounts he earned or received from these corporations for his director services and the amounts of the ISA fees these corporations paid Contran that were attributable to his nondirector services are as follows:

Payor	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total

CompX	$23,000	$9,075	$37,000	$69,075
Kronos Worldwide	23,000	11,880	-0-	34,880
NL	23,000	10,040	22,200	55,240
	$69,000	$30,995	$59,200	$159,195

——————————
(a)	Represents retainers and meeting fees received or earned for 2009 director services.

(b)
For the purposes of this table and financial statement reporting, these stock awards comprised the following number of shares and were valued at the following closing prices per share of such shares on their respective dates of grant:

Common Stock	Shares Granted	Date of Grant	Closing Price on Date of Grant	Dollar Value of Stock Award

CompX class A common stock	1,500	May 27, 2009	$6.05	$9,075
Kronos Worldwide common stock	1,500	May 14, 2009	$7.92	$11,880
NL common stock	1,000	May 12, 2009	$10.04	$10,040

(c)
Represents the respective portions of the CompX and NL 2009 ISA fees paid to Contran under their ISAs attributable to the nondirector services of Mr. Glenn Simmons.  The NL fee comprises an amount allocated to EWI, a wholly owned subsidiary of NL.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:

•
other than stock grants to directors, we do not grant equity awards to our employees, officers or other persons who provide services to us under the ISAs between Contran and us, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
certain employees of our subsidiaries are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
certain key employees of one of our publicly held subsidiaries are eligible to receive bonuses based on the achievement of a specified performance or financial target based on its business plan for the year, but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
senior officers who are responsible for establishing and executing such business plan are not eligible to receive such bonuses based on the business plan but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for these bonuses regardless of the actual level of financial performance achieved;

•
our officers and other persons who provide services to us under the ISAs do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2009 our executive officers, directors and 10% stockholders, except as discussed below, complied with all applicable filing requirements under section 16(a).  Mr. Harold C. Simmons filed two late Forms 4 that reported eleven transactions in the aggregate.  Contran and Mr. Harold Simmons jointly filed a late Form 4 that reported one transaction by Contran.  The delays in these filings were due to oversights by our staff.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide, NL or TIMET also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2009 ISA fees charged by Contran to us and our privately held subsidiaries.

The following table sets forth the fees paid by us and our subsidiaries to Contran in 2009 and the amount anticipated to be paid to Contran in 2010 for services Contran provided us or our subsidiaries under the various ISAs, including the services of all or our named executive officers.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2009		Fees Expected to be Paid to Contran under the ISA in 2010
	(In thousands)

Valhi, Inc.	$ 4,303		$ 4,385
Amcorp, Inc.	3		3
Medite Corporation	278		276
Tall Pines Insurance Company	97		95
Tremont LLC	811		956
Waste Control Specialists LLC	2,782		3,096
Total for Valhi and its privately held subsidiaries	$ 8,274		$ 8,811

CompX International Inc.	3,167	(1)	3,124	(1)
Kronos Worldwide, Inc.	7,443	(2)	8,283	(2)
NL Industries, Inc.	4,810	(2)	4,925	(2)
Total	$ 23,694		$ 25,143

——————————
(1)	In addition to the reported ISA charges, CompX also pays Messrs. Glenn Simmons and Watson for their services as directors of CompX.

(2)	In addition to the reported ISA charges, Kronos Worldwide and NL also pay Messrs. Glenn and Harold Simmons and Watson for their services as directors.

Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by us.  EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2009, Contran, Keystone and TIMET paid Tall Pines and EWI in the aggregate approximately $11.9 million.  This amount principally represent payments for insurance premiums, which include premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  These amounts also include payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  We believe the program’s allocations of its costs among us and our related entities are reasonable.  In our opinion, the participation of Contran, Keystone and TIMET in the risk management program provides us with reduced premiums and broader coverage.  We expect that these relationships with Contran, Keystone and TIMET will continue in 2010.  Because we believe there is no conflict of interest regarding the participation of Contran, Keystone and TIMET in the combined risk management program, our audit committee received a report regarding this program but we did not ask our independent directors to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  In 2009, pursuant to our tax sharing policy with Contran, we paid Contran net cash payments of approximately $2.2 million.  Because the calculation of our tax payments or refunds under our tax sharing policy is determined pursuant to applicable tax law, our independent directors were not asked to approve our policy or any such payments or refunds.

CompX Loan from TFMC.  In October 2007, CompX on a net basis purchased and/or cancelled approximately 2.7 million shares of its class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between CompX and TFMC and a merger agreement among CompX Group, Inc., a former parent of CompX in which NL and TFMC were the sole stockholders, and CompX KDL LLC, a former wholly owned subsidiary of CompX.  The price per share was determined based on CompX’s open market purchases of its class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by the independent directors of CompX and TIMET.

Pursuant to such transactions, among other things, CompX issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

•	matures on September 30, 2014;

•	bears interest at an annual rate of LIBOR plus 1.00%;

•	requires quarterly principal payments of $250,000;

•	does not have prepayment penalties; and

•	is subordinated to CompX’s credit agreement with Wachovia Bank, National Association and certain other banks.

During 2009, the largest amount of principal that CompX owed to TFMC was $43.2 million.  At March 25, 2010, CompX owed TFMC under this note $42.7 million of outstanding principal.  In 2009, CompX paid TFMC approximately $0.3 million of principal and $0.8 million of interest on the promissory note.  In September 2009, the terms of the promissory note were amended to defer the required quarterly principal payments of $0.3 million until on or after March 31, 2011.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes.  When we loan funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans.  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

At June 30, 2009, Valhi was a party to an $85.0 million revolving bank credit facility with U.S. Bank National Association and other participating banks, which facility had a maturity date in October 2009.  On July 30, 2009, we and the banks agreed to terminate this facility, at which time we entered into a revolving credit facility with Contran pursuant to which we can borrow up to $70.0 million from Contran.  The revolving credit facility with Contran is unsecured, generally bears interest at the prime rate plus 2.5% and, as amended, is due on demand but in any event no earlier than March 31, 2011.  We had $19.3 million outstanding under our revolving bank credit facility at July 30, 2009 and we borrowed an equal amount under our Contran facility to repay and terminate the bank facility.  Subsequently during the remainder of 2009, we borrowed an additional net $35.6 million under the Contran credit facility.  In 2009, we paid interest of approximately $0.4 million to Contran on the outstanding principal balance from time to time under the Contran revolving credit facility.

In April 2009, one of our wholly-owned subsidiaries entered into a $10 million unsecured demand promissory note with Contran.  The variable rate note bears interest at the prime rate less 1.5%.  In July 2009, this subsidiary borrowed an additional $20 million by entering into a new $30 million unsecured demand promissory note agreement with the same terms as the April note that it replaced and, as amended, is due on demand but in any event no earlier than March 31, 2011.  In 2009, our wholly-owned subsidiary paid interest of approximately $0.4 million to Contran on the outstanding principal balance from time to time under the Contran revolving credit facility.

Data Recovery Program.  Beginning in 2009, we and Contran participate in a combined information technology data recovery program that Contran provides from a data recovery center that it established.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group share information technology data recovery services.  The program apportions its costs among the participating companies.  Kronos Worldwide, WCS and EWI paid Contran $111,000, $37,000 and $18,000, respectively, for such services in 2009.  We expect that these relationships with Contran will continue in 2010.  Because we believe there is no conflict of interest regarding our participation in the combined information technology data recovery program, we did not ask our independent directors to approve it.

Provision of Utility Services to TIMET.  Basic Management, Inc., a corporation in which Tremont indirectly holds approximately 32% of the combined common stock, provides utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) to TIMET and other manufacturers within an industrial complex located in Nevada.  The other owners of Basic Management are generally the other manufacturers located within the complex.  Basic Management provides power transmission and sewer services on a cost reimbursement basis, similar to a cooperative, while water delivery is currently provided at the same rates as are charged by Basic Management to an unrelated third party.  During 2009, TIMET paid Basic Management for these utility services approximately $2.2 million.  TIMET also paid Basic Management an electrical facilities upgrade annual fee of $0.8 million in 2009.  The annual upgrade fee terminated in January 2010.  Because we believe this agreement was at market rates, our independent directors were not asked to approve it.

Simmons Family Matters.  In addition to the services he provides under the ISAs with us and our subsidiaries as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to these ISAs.  In 2009, Glenn R. Simmons (a brother of Harold Simmons) and L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain executive and real property management services, respectively, to us pursuant to these ISAs.  The portion of the fees we and our subsidiaries paid to Contran in 2009 pursuant to these ISAs for the services of Mr. Fleck was $164,800.  See the Director Compensation Table in this proxy statement for 2009 director compensation and ISA charges related to Mr. Glenn Simmons.  The Intercorporate Services Agreements section of this proxy statement provides a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2009 ISA fee Contran charged us.  We expect similar compensation expenses and ISA charges regarding Messrs. Glenn Simmons and Fleck for 2010.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.valhi.net under the corporate governance section.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2009.  Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2009 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Norman S. Edelcup Chairman of our Audit Committee	Thomas E. Barry Member of our Audit Committee	W. Hayden McIlroy Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2009.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2010.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2010 and the first quarter of 2011; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2010.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, NL, Kronos Worldwide or CompX for services rendered for 2008 and 2009 that our audit committee authorized for us and our privately held subsidiaries and the NL, Kronos Worldwide or CompX audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries.  Additional fees for 2009 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2009 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2008 from the amounts disclosed in our 2009 proxy statement due to additional fees for 2008 that we subsequently authorized to pay to PwC.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total

Valhi and Subsidiaries
2008	$ 426,000	$ -0-	$ -0-	$ -0-	$426,000
2009	$ 421,300	$ 9,700	$ -0-	$ -0-	$431,000

NL and Subsidiaries
2008	331,700	29,300	-0-	-0-	361,000
2009	332,500	7,500	-0-	-0-	340,000

Kronos Worldwide and Subsidiaries
2008	2,143,000	236,000	2,000	-0-	2,381,000
2009	1,926,000	16,000	19,000	-0-	1,961,000

CompX and Subsidiaries
2008	702,800	6,600	14,000	-0-	723,400
2009	675,400	7,500	7,800	-0-	690,700

Total
2008	$3,603,500	$271,900	$16,000	$ -0-	$3,891,400
2009	$3,355,200	$40,700	$26,800	$ -0-	$3,422,700

——————————
(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements and of internal control over financial reporting for each year;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.  Kronos Worldwide’s 2008 audit related fees comprised fees for audits of revisions to prior year statutory financial statements due to tax audit adjustments.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2009, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with our amended and restated preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2009 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is included as part of the annual report furnished to our stockholders with this proxy statement and may also be accessed on our website at www.valhi.net.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or

•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2009 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2009 annual report to stockholders or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Valhi, Inc.

Dallas, Texas
April 12, 2010

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 27, 2010.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009) are available atwww.valhi.info/investor.

Dear Stockholder:

Valhi, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Valhi, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALHI, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2010

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2010 Annual Meeting of Stockholders (the “Meeting”) of Valhi, Inc., a Delaware corporation (“Valhi”), to be held at Valhi’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 27, 2010, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card, the agents will vote “FOR” each such nominee for election as a director.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

Valhi, Inc.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 27, 2010.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/VHI
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.
1.	Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 – Thomas E. Barry	☐	☐	02 – Norman S. Edelcup	☐	☐	03 – W. Hayden McIlroy	☐	☐
04 – Glenn R. Simmons	☐	☐	05 – Harold C. Simmons	☐	☐	06 – J. Walter Tucker, Jr.	☐	☐
07 – Steven L. Watson	☐	☐

2.	In their discretion, the agents named on this proxy card are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

 B   Non-Voting Items
Change of Address - Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted.  — Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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